NewGen Technologies, Inc.
6000 Fairview Road, 12th Floor
Charlotte, NC 28210
(704) 552-3590
www.newgenholdings.com

Media & Investor Contact:
Blois Olson
New School Communications, Inc.
(651) 221-1999
b.olson@new-school.com

FOR IMMEDIATE RELEASE

NewGen Strengthens Senior Management Team with Promotion of Michael F. D’Onofrio to Chief Operating Officer

CHARLOTTE, NC, January 16, 2007 - NewGen Technologies, Inc. (“NewGen”) (OTCBB: NWGN) today announced the promotion of Michael F. D’Onofrio from Senior Vice President to Chief Operating Officer, further strengthening the senior management team.

Mr. D’Onofrio is an original founder of NewGen and subsidiary Refuel America and has played an integral role in the design, development and implementation of corporate planning, strategic relationships and acquisitions in the United States, Germany, India and Singapore.

“We are delighted that Michael has accepted this promotion to Chief Operating Officer and can become more involved with our growing domestic and international businesses,” said Bruce Wunner, NewGen’s Vice-Chairman and CEO. “A strong and experienced senior management team is essential as we continue to implement our organic and strategic growth strategies.”

About NewGen Technologies, Inc.

NewGen’s mission is to be a leading global fully-integrated manufacturer and distributor of premium biofuels and hydrocarbon blends that are intended to dramatically reduce the environmental and economic impact of world petroleum use. NewGen believes that it has developed the cleanest burning and highest performing fuels in the world by utilizing its own technology that allows for more complete combustion.

The vision of NewGen and ReFuel America, NewGen’s wholly-owned U.S. subsidiary, is a world less dependent on oil, using secure, renewable, homegrown fuels which better preserve our most important resources - the air we breathe and water we drink.

Additional information can be found at the company’s websites - www.newgenholdings.com & www.refuelamerica.com & www.actanolbio.com & www.ip-fischer.de & www.newgenasia.com.sg

Investor Information -- To request investor information and receive company news and email updates, please visit our website at: http://www.b2i.us/irpass.asp?BzID=1316&to=ea&s=0

Safe Harbor Statement Under the Private Securities Litigation Act of 1995 - With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of NWGN could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company’s operations or expansion, inability to hire and retain qualified personnel, changes in the general economic climate, including rising interest rate and unanticipated events such as terrorist activities. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements. For further risk factors see the risk factors associated with our Company, review our SEC filings.